Exhibit 2.1


                          STOCK PURCHASE AGREEMENT

                                    AMONG

                          ZEPTOMETRIX CORPORATION,


                         HEMAGEN DIAGNOSTICS, INC.,


                           CELLULAR PRODUCTS INC.,


                             JAMES C.D. HENGST,

                                     AND

                              MICHAEL S. DURSKI



                             As of JUNE 15, 1999



                              TABLE OF CONTENTS

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
1.    DEFINITIONS                                                              1
2.    SALE AND PURCHASE OF STOCK                                               1
      2.1    Sale and Purchase of Stock                                        1
      2.2    Purchase Price                                                    1
      2.3    Payment at the Closing                                            2
3.    ADDITIONAL UNDERTAKINGS AND COVENANTS                                    2
      3.1    Consents and Approvals                                            2
      3.2    Access; Investigations by Buyer                                   2
      3.3    Operation of Business of the Company                              3
      3.4    No Inconsistent Negotiations                                      4
      3.5    News Releases                                                     5
      3.6    Agreement for Non-Use                                             5
      3.7    Subsequent Events                                                 5
4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HEMAGEN                5
      4.1    Organization and Standing                                         5
      4.2    Subsidiaries                                                      6
      4.3    Certificate or Articles of Incorporation and Bylaws               6
      4.4    Capitalization                                                    6
      4.5    Directors and Officers                                            6
      4.6    Financial Statements                                              6
      4.7    No Liabilities                                                    6
      4.8    Accounts Receivable                                               7
      4.9    Taxes                                                             7
      4.10   Conduct of Business; Absence of Material Adverse Change           8
      4.11   Assets                                                            9
      4.12   Insurance                                                         9
      4.13   Intellectual Property                                             9
      4.14   Debt Instruments                                                 10
      4.15   Leases                                                           10
      4.16   Other Agreements                                                 10
      4.17   Books and Records                                                11
      4.18   Litigation; Disputes                                             11
      4.19   Labor Relations                                                  11
      4.20   Pension and Benefit Plans                                        11
      4.21   Environmental                                                    12
      4.22   Transactions with Related Parties                                13
      4.23   Restrictions and Covenants                                       13
      4.24   Authorization                                                    13
      4.25   Absence of Violation                                             14
      4.26   Copies of Documents                                              14
      4.27   Binding Obligation                                               14
      4.28   Disclosure                                                       14
5.    REPRESENTATIONS AND WARRANTIES OF HEMAGEN                               15
      5.1    Title to Common Stock                                            15
      5.2    Authority and Capacity                                           15
      5.3    Absence of Violation                                             15
      5.4    Restrictions and Consents                                        15
      5.5    Binding Obligation                                               15
      5.6    Transfer of Title                                                16
6.    REPRESENTATIONS AND WARRANTIES OF BUYER                                 16
      6.1    Organization and Standing                                        16
      6.2    Authorization                                                    16
      6.3    Binding Obligation                                               16
7.    RESTRICTED SECURITIES                                                   16
      7.1    No Registration Under the Securities Act                         16
      7.2    Acquisition for Investment                                       17
      7.3    Evaluation of Merits and Risks of Investment                     17
8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND HEMAGEN          17
      8.1    Representations and Warranties                                   17
      8.2    Performance                                                      17
      8.3    Legal Proceedings                                                17
      8.4    Buyer's Certificate                                              18
      8.5    Certificate of Principals                                        18
      8.6    Documents at Closing                                             18
9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER                            18
      9.1    Representations and Warranties                                   18
      9.2    Performance                                                      18
      9.3    Absence of Adverse Changes                                       18
      9.4    Legal Proceedings                                                18
      9.5    Officer's Certificate                                            19
      9.6    Hemagen's Certificate                                            19
      9.7    Opinion of Counsel                                               19
      9.8    Title                                                            19
      9.9    Authorization by the Company's Independent Certified Public
             Accountants                                                      19
      9.10   Documents at Closing                                             19
      9.11   Resignations of Directors and Officers                           19
      9.12   Consents                                                         19
      9.13   Resolutions and Charter Documents                                20
      9.14   Survey                                                           20
10.   CLOSING                                                                 20
      10.1   Closing of Sale and Purchase                                     20
      10.2   Deliveries by Hemagen                                            20
      10.3   Deliveries by the Company                                        20
      10.4   Deliveries by Buyer                                              21
      10.5   Deliveries by Principals                                         21
11.   SURVIVAL OF REPRESENTATIONS; REMEDIES                                   21
      11.1   Survival of Representations                                      21
      11.2   Agreement of Hemagen regarding Taxes                             21
      11.3   Specific Performance                                             22
      11.4   Remedies Cumulative                                              22
      11.5   Limitations on Liability                                         22
12.   TERMINATION                                                             23
      12.1   Termination                                                      23
      12.2   Effect of Termination                                            23
13.   MISCELLANEOUS                                                           23
      13.1   Additional Actions and Documents                                 23
      13.2   No Brokers                                                       23
      13.3   Expenses                                                         24
      13.4   Assignment                                                       24
      13.5   Entire Agreement; Amendment                                      24
      13.6   Waiver                                                           24
      13.7   Consent to Jurisdiction                                          25
      13.8   Severability                                                     25
      13.9   Governing Law                                                    25
      13.10  Notices                                                          25
      13.11  Headings                                                         26
      13.12  Execution in Counterparts                                        26
      13.13  Limitation on Benefits                                           27
      13.14  Binding Effect                                                   27


                          STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT ("Purchase Agreement") is entered into as of June 15, 1999, by and among ZEPTOMETRIX CORPORATION, a Delaware corporation with a principal place of business at 231 Cimarand Court, Getzville, New York 14068 ("Buyer"), HEMAGEN DIAGNOSTICS, INC., a Delaware corporation with a principal place of business at 40 Bear Hill Road, Waltham, Massachusetts 02154-1002 ("Hemagen"), and CELLULAR PRODUCTS INC, a Delaware corporation with a principal place of business at 872 Main Street, Buffalo, New York 14202 (the "Company"); JAMES C.D. HENGST, an individual residing at 231 Cimarand Court, Getzville, New York 14068 ("Hengst") and MICHAEL S. DURSKI, an individual residing at 11 Blackfriar Court, Getzville, New York 14068 ("Durski") (together, Hengst and Durski are hereinafter referred to as "Principals").

      WHEREAS, Buyer desires to acquire the Company;

      WHEREAS, Principals, who are principals in the Buyer, are currently in the employ of the Company and have primary responsibility for the management of day-to-day operations of the Company;

      WHEREAS, Hemagen owns all of the issued and outstanding shares of Common Stock of the Company; and

      WHEREAS, Hemagen desires to sell and Buyer desires to purchase all of the issued and outstanding shares of Common Stock of the Company;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.    DEFINITIONS

      For all purposes of this Purchase Agreement, certain capitalized terms specified in Exhibit B shall have the meanings set forth in that Exhibit B, except as otherwise expressly provided. For purposes of this Purchase Agreement, the phrase, "to the best of its (or his or their) knowledge", or any variant thereof, shall mean that no fact has come or been brought to that party's attention to the contrary; but shall not necessarily mean that the party making such statement has made a diligent search with regard to any such fact.


2.    SALE AND PURCHASE OF STOCK

      2.1   Sale and Purchase of Stock

      On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Hemagen agrees to sell to Buyer, and Buyer agrees to purchase from Hemagen, all shares of issued and outstanding Common Stock of the Company at the Purchase Price specified in Section 2.2.

      2.2   Purchase Price

      The Purchase Price shall be $800,000.00.

      2.3   Payment at the Closing

      At the Closing, Buyer shall deliver the Purchase Price to Hemagen in immediately available funds.


3.    ADDITIONAL UNDERTAKINGS AND COVENANTS

      3.1   Consents and Approvals

      (a) Buyer, the Company and Hemagen shall take all measures reasonably necessary or advisable to secure such consents, authorizations and approvals of governmental authorities and of private persons or entities with respect to the transactions contemplated by this Purchase Agreement, and to the performance of all other obligations of such parties hereunder, as may be required by any applicable statute or regulation of the United States or any country, state or other jurisdiction or by any Agreement of any kind whatsoever to which Buyer, the Company or Hemagen is a party or by which Buyer, the Company or Hemagen is bound.

      (b) Buyer, the Company and Hemagen shall (i) cooperate in the filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to applicable statutes, rules, regulations or orders of any governmental authority in connection with the transactions contemplated by this Purchase Agreement and (ii) use their respective good faith efforts to cause any applicable waiting periods thereunder to expire and any objections to the transactions contemplated hereby to be withdrawn before the Closing.

      3.2   Access; Investigations by Buyer

      (a) Hemagen shall cause the Company through the Closing Date, to provide to representatives of Buyer full access to the offices, books, Agreements, records (including, without limitation, tax returns and correspondence with accountants), officers, directors, employees, consultants and contractors of the Company and Furnish representatives of Buyer with such financial and operating data and other information with respect to the businesses and Assets of the Company as Buyer may request, including, without limitations, Agreements with clients, customers, vendors, lessors, licensors and suppliers of the Company. Buyer agrees at all times through Closing Date to use reasonable efforts, at least as stringent as those employed by it with respect to its own confidential information, (i) to keep confidential all such information that is identified as being of a confidential nature, (ii) not to use such confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm, or entity, and (iii) not to disclose such confidential information to any Third Party (other than to Buyer's counsel, accountants and other consultants , which consultants shall be required to enter into a confidentiality agreement in form and substance reasonably satisfactory to Hemagen, in connection with the transactions contemplated hereby), without the Company's advance written authorization; provided, however, that Buyer shall have no such obligations with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality; (B) is a matter of public knowledge; or (C) has been or is hereafter publicly disclosed other than by or through Buyer. In the event this Purchase Agreement is terminated, Buyer will return to the Company all documents, work papers and other materials Furnished to Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Purchase Agreement, In the event of a breach or threatened breach by Buyer of the provisions of this Section, the Company shall be entitled to an injunction restraining Buyer from disclosing, in whole or in part, such information, as its exclusive remedy.

      (b) Hemagen hereby acknowledges that it has obtained and may continue to obtain knowledge of and access to confidential and valuable business information relating to Buyer not generally known by or available to the general public. Hemagen agrees at all times through the Closing Date to use reasonable efforts, at least as stringent as those employed by it with respect to its own confidential information, (i) to keep confidential all such information that is identified as being of a confidential nature, (ii) not to use such confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm or entity, and (iii) not to disclose such confidential information to any Third Party (other than to Hemagen's counsel, accountants and other consultants in connection with the transactions contemplated hereby) without Buyer's advance written authorization; provided, however, that Hemagen shall have no such obligations with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality; (B) is a matter of public knowledge; or (C) has been or is hereafter publicly disclosed other than by or through the Hemagen. In the event this Purchase Agreement is terminated, Hemagen will return to Buyer all documents, workpapers and other materials Furnished to Hemagen relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Purchase Agreement. In the event of a breach or threatened breach by Hemagen of the provisions of this Section, Buyer shall be entitled to an injunction restraining Hemagen, as the case may be, from disclosing, in whole or in part, such information, as its exclusive remedy.

      (c) Buyer's investigation of the financial and operating data, Assets, Real Property and other information with respect to the businesses and Assets of the Company shall in no way affect the obligations of the Company and Hemagen with respect to the agreements, representations, warranties, covenants and indemnification provisions set forth in this Purchase Agreement.

      3.3   Operation of Business of the Company

      (a) Hemagen, through the Closing Date, shall preserve the Company's corporate organization.

      (b) Except as contemplated by this Purchase Agreement or as reasonably required to carry out their obligations hereunder, Hemagen shall cause the Company, through the Closing Date, to conduct its respective business only in the Ordinary Course of Business and, in addition, shall not: (i) issue any capital stock or any options, warrants or other rights to subscribe for or purchase any of its capital stock or any securities convertible into or exchangeable for its capital stock; (ii) declare, set aside or pay any dividend or distribution with respect to its capital stock to Hemagen or its Affiliates; (iii) directly or indirectly redeem, purchase or otherwise acquire any of its capital stock; (iv) effect a split, reclassification or other change in or of any of its capital stock;
(v) amend its certificate or articles of incorporation or their bylaws;
(vi) grant any increase in the compensation payable or to become payable by the Company to officers or employees of the Company, or enter into any bonus, insurance, pension or other benefit plan, payment or arrangement for or with any of such officers or employees other than in the Ordinary Course of Business; (vii) borrow or agree to borrow any funds (except for intercompany adjustments made in the Ordinary Course of Business), or directly or indirectly guarantee or agree to guarantee the obligations of others; (viii) enter into any Agreement which may have a material effect on its business and operations; (ix) place, or allow to be placed, an Encumbrance on any of their Assets; (x) cancel any indebtedness owing to the Company or any Claims which the Company may possess, or waive any rights of substantial value; (xi) sell, assign or transfer any Intellectual Property; (xii) sell or otherwise dispose of any interest in any Asset (other than in the Ordinary Course of Business); (xiii) violate any Law;
(xiv) commit any act or omit to do any act, or engage in any activity or transaction or incur any obligation (by conduct or otherwise), which (individually or in the aggregate) reasonably could be expected to have a material adverse effect on their businesses or Assets; or (xv) make any loan or advance to any officer or director of Hemagen, or the Company, or to any of their Affiliates, or to any other person, firm or corporation. Prior to the Closing Date, the Company and Hemagen (i) will not do or agree to do any of the things listed in clauses (a) through (s) of Section 4.10 and (ii) will maintain all insurance, which shall meet the requirements of
Section 4.12. At Closing, the Company and Buyer shall return to Hemagen the personal property owned by Hemagen and more particularly shown on Exhibit F, attached hereto and made a part hereof

      (c) To the best of its knowledge, Hemagen shall notify Buyer promptly of any adverse change in the business, operations, prospects, condition (financial or otherwise), Assets or liabilities of the Company, including, without limitation, information (including, without limitation, copies of all Documents relating thereto) concerning all Claims instituted, threatened or asserted against or affecting the Company or its business or Assets at law or in equity or admiralty, before or by any court or governmental authority.

      (d) Hemagen shall keep proper corporate records in which true and complete entries will be made of all applicable transactions, and shall supply to Buyer such Documents, as Buyer shall request.

      3.4   No Inconsistent Negotiations

      Subject to fiduciary obligations under Law as advised by counsel in writing, and except for Principals, Hemagen shall not permit or authorize any director, officer, employee or other agent of the Company, or Hemagen, directly or indirectly, to

            (i) Take any action to solicit, initiate or encourage the submission of a Proposal, or

            (ii) Participate in any negotiations regarding, or Furnish to any other person, entity or group any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person, entity or group to do or seek any of the foregoing.

      In addition, Hemagen shall use its best efforts to cause any financial adviser engaged by Hemagen for any purpose within the past 12 months to refrain from taking any of the actions referred to in clause (i) or (ii) of the immediately preceding sentence. Hemagen shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Buyer and Principals) conducted heretofore with respect to any of the foregoing. Hemagen shall notify Buyer promptly of the occurrence of any Proposal, or inquiry or contact. Hemagen shall not respond to any such Proposal.

      3.5   News Releases

      Neither Buyer nor Hemagen shall issue or approve any news release or other public announcement concerning the transactions contemplated by this Purchase Agreement without the prior approval of Buyer and Hemagen (which approval shall not be unreasonably withheld by either of them). Any information required to be disclosed by Law or regulation shall not require prior approval. Buyer hereby consents in advance to any filing by Hemagen of a Current Report on Form 8-K announcing the impending sale of the Company to Buyer.

      3.6   Agreement for Non-Use

      The Company, Hemagen and Buyer shall each enter into an Agreement, dated as of the Closing Date, substantially in the form of Exhibit C.

      3.7   Subsequent Events

      Any or all of the Company, Hemagen and Principals shall notify Buyer and each other promptly in writing of the occurrence of any event, or the failure of any event to occur, prior to the Closing that results in an omission from, or breach of, any of the covenants, representations or warranties made by or on behalf of the Company, or Hemagen or Principals in this Purchase Agreement, the Disclosure Schedule or any other Document Furnished in connection with or pursuant to this Purchase Agreement, but such notification shall not excuse breaches of representations, warranties, covenants or agreements disclosed in such notification.


4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY and HEMAGEN

      Except as specifically set forth in the Disclosure Schedule attached hereto as Exhibit G (with disclosure with respect to a Section of this Purchase Agreement requiring a specific reference to the Disclosure Schedule to which each such disclosure applies, but no disclosure to be deemed to apply with respect to any Section to which it does not expressly apply), and, to the extent applicable, relying on representations and warranties of the Principals, the Company and Hemagen jointly and severally represent and warrant (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified in the Disclosure Schedule) to Buyer, as follows:

      4.1   Organization and Standing

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Purchase Agreement and to carry out the transactions contemplated hereby. To the best of the Hemagen's knowledge (a) the Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed on the Disclosure Schedule; (b) the Company is not qualified to conduct business in any other jurisdiction, and neither the nature of the business conducted by the Company nor the character of the Assets owned, leased or otherwise held by it makes any such qualification necessary; and (c) there is no state, country or territory wherein the absence of licensing or qualification as a foreign corporation would have a material adverse effect upon the business of the Company as currently conducted.

      4.2   Subsidiaries

      The Company has no Subsidiaries and no equity investment or other interest in, nor has the Company made advances or loans (except for intercompany transfers) to, any Affiliate, corporation, association, partnership, joint venture or other entity.

      4.3   Certificate or Articles of Incorporation and Bylaws

      Hemagen has Furnished to Buyer a true and complete copy of the certificate or articles of incorporation of the Company, as currently in effect, certified as of a recent date by the Secretary of State (or comparable governmental authority) of the respective jurisdictions of incorporation, and a true and complete copy of the bylaws of the Company, as currently in effect, certified by their respective corporate secretaries. Such certified copies are attached as exhibits to, and part of, the Disclosure Schedule

      4.4   Capitalization

      The authorized capital stock of the Company consists of shares of Common Stock, no par value per share, of which 100 shares are duly authorized and validly issued and outstanding, fully paid and nonassessable. No shares of capital stock of the Company have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for Common Stock, and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company. Except as provided in Section 5.1 of this Purchase Agreement, there are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the Company's Common Stock, and other securities of the Company, except as contemplated hereunder. The Common Stock, which has been pledged by Hemagen in connection with certain of its credit arrangements, shall be released from pledge prior to or at Closing and shall be sold free and clear of Encumbrance of any kind.

      4.5   Directors and Officers

      The Disclosure Schedule lists all current directors and officers of the Company, showing each such person's name, positions, and annual remuneration, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year, all of which shall terminate upon the Closing Date.

      4.6   Financial Statements

      Intentionally omitted.

      4.7   No Liabilities

      Except as reflected in the consolidated financial statements Furnished pursuant to this Purchase Agreement or as described on the Disclosure Schedule, there exist no liabilities (whether contingent or absolute, matured or unmatured, known or unknown) of the Company. Except as described in the Disclosure Schedule, since November 1, 1996, the Company has not incurred any liabilities (whether contingent or absolute, matured or unmatured, known or unknown) other than in the Ordinary Course of Business.

      4.8   Accounts Receivable

      Intentionally omitted.

      4.9   Taxes

      (a) Hemagen has (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly filed all the Company Tax Returns required to be filed by the Company and/ or by Hemagen on the Company's behalf on or before the Closing Date with respect to all applicable Taxes. No penalties or other charges are or will become due with respect to any of the Company Tax Returns as the result of the late filing thereof. All of the Company Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) true and complete in all respects. The Company: (i) has paid all Taxes due or claimed to be due by any Taxing authority in connection with any of the Company Tax Returns (without regard to whether or not such Taxes are shown as due on such Company Tax Returns); or (ii) have established (or, in the case of amounts becoming due after the date hereof, prior to the Closing Date will have paid or established) in consolidated financial statements provided to Buyer. The amounts set up as reserves for taxes on the consolidated financial statements of the Company are sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and for which the Company may be liable in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee of the Assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

      (b) The Company, either in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee, does not, or on the Closing Date will not have any liability for Taxes payable for or with respect to any periods prior to and including the Closing Date in excess of the amounts actually paid prior to the Closing Date or reserved for in consolidated financial statements Furnished to Buyer.

      (c) There is no action, suit, proceeding, audit, investigation or claim pending or, to the best knowledge of Hemagen, threatened in respect of any Taxes for which the Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted, to the knowledge of the Company, threatened. Neither the Company nor Hemagen has consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company or Hemagen. There is no Agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company or Hemagen, and no power of attorney granted by the Company or Hemagen with respect to any tax matters is currently in force.

      (d) Hemagen has Furnished to Buyer true and complete copies of all the Company Tax Returns and all written communications relating to any such Company Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

      (e) The Disclosure Schedule sets forth (i) all federal tax elections that currently are in effect with respect to the Company or any of the Subsidiaries, and (ii) all elections for purposes of foreign, state or local Taxes and all consents or Agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to affect or be binding upon the Company or its Assets or operations after the Closing. The Disclosure Schedule sets forth all changes in accounting methods for tax purposes at any time made, agreed to, requested or required with respect to the Company.

      (f) The Company has never or is not (i) been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; or (ii) executed or filed with the Internal Revenue Service any consent to have the provisions of Section 341(f) of the Code apply to it; or (iii) subject to Section 999 of the Code; (iv) a passive foreign investment company as defined in Section 1296(a) of the Code; or (v) a party to an Agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes (other than an Agreement the only parties to which are the Company).

      4.10  Conduct of Business; Absence of Material Adverse Change

      To the best of Hemagen's knowledge, other than as set forth in the Disclosure Schedule, since May 18, 1999, there has been no material adverse change, and no change except in the Ordinary Course of Business, in the business, operations, prospects, condition (financial or otherwise), Assets or liabilities of the Company. The Company has conducted its business diligently and substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and has not (a) incurred loss of, or significant injury to, any Assets of the Company as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (b) issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds; (c) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the Ordinary Course of Business; (d) discharged or satisfied any Encumbrance or paid any obligation or liability(absolute or contingent, matured or unmatured, known or unknown) other than current liabilities shown in the balance sheets Furnished to Buyer, and current liabilities incurred since September 30, 1998 in the Ordinary Course of Business; (e) declared or made payment of, or set aside for payment, any dividends or distributions of any Assets, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities; (f) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (g) sold, exchanged, transferred or otherwise disposed of any of its Assets, or concealed any debts or claims, except in each case in the Ordinary Course of Business; (h) written down the value of any Assets or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material; (i) entered into any transactions other than in the Ordinary Course of Business; (j) increased the rate of compensation payable, or to become payable, by it to any of its officers, employees, agents or independent contractors over the rate being paid to them on October 1, 1998; (k) made or permitted any amendment or termination of any material Agreement to which it is a party; (l) through negotiation or otherwise made any commitment or incurred any liability to any labor organization; (m) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee;
(n) directly or indirectly paid any severance or termination pay to any officer or employee in excess of one months' salary; (o) made capital expenditures, or entered into commitments therefor, aggregating more than $5,000; (p) made any change in any method of accounting or accounting practice; (q) entered into any transaction of the type described in Section 4.22; (r) made any charitable contributions or pledges; or (s) made an Agreement to do any of the foregoing.

      4.11  Assets

      On or about November 1, 1996, Hemagen purchased the Assets in the context of a liquidating Chapter 11 Bankruptcy proceeding, and that to the best knowledge of Hemagen, the Company has good, valid and Marketable title to all Assets owned by it including, without limitation, the Real Property more particularly identified in Exhibit A to this Purchase Agreement, and all Assets reflected in the balance sheets Furnished to Buyer (except for Assets which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances, except Permitted Encumbrances. To the best of Hemagen's knowledge, all personal property of the Company is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used; and that to the best of Hemagen's knowledge, all Inventory of the Company consists of items which are good and merchantable and of a quality and quantity presently usable and salable in the Ordinary Course of Business.

      4.12  Insurance

      The Company is covered by Hemagen's policies regarding title, Asset, fire, hazard, casualty, liability, worker's compensation and other forms of insurance. All such policies: (a) are with insurance companies reasonably believed by Hemagen to be financially sound and reputable: (b) are in full force and effect; (c) are sufficient for compliance by the Company with all requirements of Law and of all Agreements to which the Company is a party;
(d) are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar properties, and provide adequate insurance coverage for the businesses and Assets of the Company; and (f) will remain in full force and effect up to and including the Closing Date.

      4.13  Intellectual Property

      To the best of Hemagen's knowledge, the Company owns or has rights to use all of the Intellectual Property listed in the Disclosure Schedule, and owns or possesses adequate rights to use all Intellectual Property necessary to the conduct of the present business of the Company. The Company, Principals and Hemagen have no knowledge, and have received no notice to the effect, that any product that the Company manufactures or sells, or that any service that the Company renders, or that the marketing or use by the Company, or other of any such product or service, may or is claimed to infringe upon any Intellectual Property or legally protectable right of another.

      4.14  Debt Instruments

      Prior to or at Closing, Hemagen will provide evidence satisfactory to Buyer and its counsel that the Company has been released from any obligations incurred by Hemagen on its own or on the Company's behalf, including release of the Assets (or any of them) or the Common Stock from any Encumbrance.

      4.15  Leases

      The Company is not a party to any Leases and is the owner and holder of all Assets, real and personal.

      4.16  Other Agreements

      (a) The Disclosure Schedule lists and briefly describes all Agreements to which the Company is a party or by which the Company is bound at the date hereof. Each such Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. The Company has in all respects performed all the obligations thereunder required to be performed by any of them to date. No party is in default in any respect under any of the Agreements described in the Disclosure Schedule, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

      (b) Except as specified in the Disclosure Schedule (and without limiting the foregoing), to the best of Hemagen's knowledge, the Company is not a party to any oral or written (i) Agreement for the employment of any officer, employee, consultant or independent contractor; (ii) license agreement or distributor, dealer, manufacturer's representative, sales agency, advertising, property management or brokerage agreement; (iii) Agreement with any labor organization or other collective bargaining unit;
(iv) Agreement for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $100,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party); (v) Agreement for the purchase, sale or lease of any real estate or other Assets; (vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or Agreement; (vii) Agreement for the sale of any of its Assets or the grant of any preferential rights to purchase any of its Assets or rights, other than in the Ordinary Course of Business;
(viii) Agreement which contains any provisions requiring the Company to indemnify any other party thereto; (ix) joint venture agreement or other Agreement involving the sharing of profits; (x) outstanding loan to any person or entity or receivable due from Hemagen or persons or entities Controlling, Controlled by or under Common Control with the Company; (xi) any Agreement (including, without limitation, Agreements not to compete and exclusivity Agreements) that reasonably could be interpreted to impose any restriction on any business operations of the Company; or (xii) other Agreement which by its terms does not terminate or is not terminable by the Company within 30 days or upon 30 days' (or less) notice.

      4.17  Books and Records

      The corporate stock records, minute books and other records of the Company are true and complete and have been maintained in accordance with good business practices.

      4.18  Litigation; Disputes

      (a) There are no, and there is no basis for any action, actions, suits, claims, arbitrations, proceedings or investigations pending, or, to the best of Hemagen's knowledge, threatened or reasonably anticipated against, affecting or involving the Company or its business or Assets, or the transactions contemplated by this Agreement, at Law or in equity or admiralty, or before or by any court, arbitrator or governmental authority, domestic or foreign. The Company is not operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or governmental authority.

      (b) The Company is not currently involved in or, to the best knowledge of Hemagen, reasonably anticipates any dispute with any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisors, representatives or independent contractors (or any current or former employees of any of the foregoing persons or entities) affecting the business or Assets of the Company.

      4.19  Labor Relations

      To the best of Hemagen's knowledge:

      There are no strikes, work stoppages, grievance proceedings, union organization efforts or other controversies pending, threatened or reasonably anticipated between the Company and (i) any current or former employees of the Company or (ii) any union or other collective bargaining unit representing such employees. The Company has complied and is in compliance with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, workers' compensation, employee privacy and right to know. There are no collective bargaining agreements, employment agreements between the Company and any of its respective employees, or professional service agreements not terminable at will relating to the business and Assets of the Company. The consummation of the transactions contemplated hereby will not cause Buyer or the Company to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity.

      4.20  Pension and Benefit Plans

      Except for the participation of its employees in Hemagen's 401(k) Plan, the Company, neither on its own nor through Hemagen, is a participant in any Plan, including, without limitation, any Qualified Plan, Statutory-Waiver Plan, Title I Plan, Welfare Plan, or Pension Plan.

      4.21  Environmental

      To the best of Hemagen's knowledge:

            (a) The Company has complied and is in compliance with, and the Real Property and all improvements thereon are in compliance with, all Environmental Laws.

            (b) There are no pending or threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and neither the Company nor any officer, director or stockholder thereof has directly or indirectly received any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any governmental authority or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence, Release of threatened Release of Hazardous Materials at or from any part of the Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Real Property or the businesses or Assets of the Company; (iii) any facility operations, procedures or designs of the Company which do not conform to requirements of the Environmental Laws; or (iv) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's activities (or the activities of the Company's predecessors in title) involving Hazardous Materials.

            (c) The Company has been duly issued, and currently have and will maintain through the Closing State, all permits, licenses, certificates and approvals required under any Environmental Law. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in the Disclosure Schedule. Except in accordance with such permits, licenses, certificates and approvals, there has been no Release of material regulated by such permits, licenses, certificates or approvals.

            (d) The Real Property contains no underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and no portion of the Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands.

            (e) The Company will promptly furnish to Buyer written notice of any Release or of any actions or notices described in Section 4.21(b).

            (f) Neither PCBs nor asbestos-containing materials are present on or in the Real Property.

            (g) The Company and Hemagen hereby grant to Buyer a license to enter and inspect the Real Property, such inspection to be completed prior to Closing. In order to complete such investigation, Buyer or its designated consultant shall have the right but not the obligation: (i) to conduct tests of the soil, surface or subsurface waters, and air quality at, in, on, beneath or about the Real Property, in a manner consistent with good engineering practice; (ii) to inspect all records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to Hazardous Materials or other environmental conditions; and (iii) to inspect all buildings and equipment at the Property for asbestos-containing materials or other Hazardous Materials. Buyer agrees to conduct such investigations in a manner that minimizes the disruption to the Company's business activities, and the Company agrees to permit Buyer reasonable access to all portions of the Real Property, both during business hours and after business hours, upon notice to Hemagen and shall provide Hemagen with a description of the nature of the investigation. Buyer shall have the unilateral right, in its sole discretion, to terminate its obligations under this Agreement without penalty on or before the completion of the Investigation if such Investigation reveals, in Buyer's sole judgment, any information that would cause the representations set forth in this Section 4.21 not to be true and complete at the Closing Date. Buyer agrees to keep and hold confidential any and all reports, summaries, studies or results that are the product of its investigations of the Real Property, and not to disclose such reports without the written consent of the Company or unless required to do so by applicable law. Any report rendered by any consultant to the Buyer or its counsel in connection with this
      Section 4.21 shall promptly be also made available to Hemagen or its counsel.

            (h) No Encumbrance in favor of any person relating to or in connection with any Claim under any Environmental Law has been filed or has attached to Real Property.

      4.22  Transactions with Related Parties

      Other than this Purchase Agreement, neither any present or former officer, director or 5% or more stockholder of Hemagen, nor any Affiliate of such officer, director or stockholder, is currently a party to any transaction with the Company, including, without limitation, any Agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, 5% or more stockholder or Affiliate.

      4.23  Restrictions and Covenants

      There are no Agreements, Laws or other restrictions of any kind to which Hemagen or the Company (or any asset thereof) is party or subject that would prevent or restrict the execution, delivery or performance of this Purchase Agreement or result in any penalty, forfeiture, Agreement termination, or restriction on business operations of Buyer, the Company as a result of the execution, delivery or performance of this Purchase Agreement. The Disclosure Schedule lists all such Agreements and Laws that reasonably could be interpreted or expected to require the consent or acquiescence of any person or entity not party to this Purchase Agreement with respect to any aspect of the execution, delivery or performance of this Purchase Agreement by Hemagen or the Company.

      4.24  Authorization

      The execution, delivery and performance by the Company of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (a) require any consent or approval of any party other than Hemagen and the financial institution with which it has a credit relationship; (b) to the best of the Company's knowledge, conflict with, or violate any provision of, any Law having applicability to the Company or any of its Assets, or any provision of the certificate or articles of incorporation or bylaws of the Company;
(c) conflict with, or result in any breach of, or constitute a default under any Agreement to which the Company is a party or by which it or any of the Company's Assets may be bound; or (d) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to, the Company or any of the Assets now owned or hereafter acquired by the Company.

      4.25  Absence of Violation

      The Company is not in violation of or default under, nor has it breached, any term or provision of its certificate or articles of incorporation or bylaws or, to the best of Hemagen's knowledge, any Agreement or restriction to which the Company is a party or by which the Company or any Asset thereof is bound or affected. To the best of Hemagen's knowledge, the Company has complied and is in full compliance with all Laws. Neither the Company, nor any of its officers, directors, employees or agents (or stockholder, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Company (including, without limitation, any offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision, or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

      4.26  Copies of Documents

      True and complete copies of the Documents required to be delivered to Buyer prior to execution of this Purchase Agreement have been Furnished to Buyer prior to such time.

      4.27  Binding Obligation

      This Purchase Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and each Document to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of the Company, enforceable in accordance with its terms.

      4.28  Disclosure

      To the best of Hemagen's knowledge, all facts of importance to the business, operations, prospects, condition (financial or otherwise), Assets or liabilities of the Company has been truthfully and completely disclosed to Buyer in this Purchase Agreement. No representation or warranty by the Company or Hemagen in this Agreement, and no Document Furnished or to be Furnished to Buyer pursuant to this Purchase Agreement, or in connection herewith or with the transactions contemplated hereby, contains or will contain any untrue or misleading statement or omits or will omit any fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.


5.    REPRESENTATIONS AND WARRANTIES OF Hemagen

      Hemagen represents and warrants to Buyer, as follows:

      5.1   Title to Common Stock

      Hemagen is, and on the Closing Date will be, the lawful owner of the number of shares of Common Stock set forth in this Purchase Agreement. Since the date of issuance or sale of such shares of Common Stock to Hemagen, and except for pledge of the shares of Common Stock to Hemagen's financial institution, there has been no event, or action taken (or failure to take action) by or against Hemagen, which has resulted or might result in the creation of any Encumbrance on such shares. On the Closing Date, Hemagen will have good, valid and Marketable title, free and clear of all Encumbrances, to the number of shares of Common Stock so set forth herein, with full right and lawful authority to sell and transfer the shares to Buyer pursuant to this Purchase Agreement.

      5.2   Authority and Capacity

      Hemagen has full legal right, capacity, power and authority to execute this Purchase Agreement and to consummate the transactions contemplated hereby.

      5.3   Absence of Violation

      The execution, delivery and performance by Hemagen of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of, any Law having applicability to the Company or Hemagen; or (b) conflict with, or result in any breach of, or constitute a default under, any Agreement to which the Company, or Hemagen is a party.

      5.4   Restrictions and Consents

      There are no Agreements, Laws or other restrictions of any kind to which Hemagen is party or subject that would prevent or restrict the execution, delivery or performance of this Purchase Agreement or result in any penalty, forfeiture, Agreement termination, or restriction on business operations of Buyer, or the Company as a result of the execution, delivery or performance of this Agreement. The Disclosure Schedule lists all such Agreements and Laws that reasonably could be interpreted or expected to require the consent or acquiescence of any person or entity not party to this Purchase Agreement with respect to any aspect of the execution, delivery or performance of this Purchase Agreement by the Company.

      5.5   Binding Obligation

      This Purchase Agreement constitutes a valid and binding obligation of Hemagen, enforceable in accordance with its terms. Each Document to be executed by Hemagen pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid and binding obligation of Hemagen , enforceable in accordance with its terms.

      5.6   Transfer of Title

      Upon payment for the shares of Common Stock to be purchased from Hemagen pursuant to the terms of this Purchase Agreement, Buyer will acquire good, valid and Marketable title thereto, free and clear of all Encumbrances.


6.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to the Company and Hemagen, as follows:

      6.1   Organization and Standing

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full and unrestricted partnership power and authority to carry on its business as currently conducted, to enter into this Purchase Agreement and to carry out the transactions contemplated hereby.

      6.2   Authorization

      The execution, delivery and performance by Buyer of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors, (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or violate any provision of, any term or provision of the articles of incorporation of Buyer, or (b) conflict with, or result in any breach of, or constitute a default under, any Agreement to which Buyer is a party or by which Buyer is bound. No other corporate action is necessary for Buyer to enter into this Purchase Agreement and all other Documents contemplated hereby and to consummate the transactions contemplated hereby and thereby.

      6.3   Binding Obligation

      This Purchase Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms. Each Document to be executed by Buyer pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Buyer, enforceable in accordance with its terms.


7.    RESTRICTED SECURITIES

      Buyer hereby represents, warrants and covenants, as follows:

      7.1   No Registration Under the Securities Act

      Buyer understands that the Common Stock to be purchased by it under this Purchase Agreement has not been registered under the Securities Act, in reliance upon exemptions contained in the Securities Act or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless such Common Stock being acquired hereunder subsequently is so registered or qualifies for exemption from registration under the Securities Act.

      7.2   Acquisition for Investment

      The Common Stock is being acquired under this Purchase Agreement by Buyer in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. The Common Stock will not be offered for sale, sold or otherwise transferred by Buyer without either registration or exemption from registration under the Securities Act.

      7.3   Evaluation of Merits and Risks of Investment

      Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of Buyer's investment in such Common Stock being acquired hereunder. Buyer understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such Common Stock for an indefinite period of time, inasmuch as such Common Stock has not been registered under the Securities Act).


8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND HEMAGEN

      The obligations of the Company and Hemagen under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of the Company and Hemagen to carry out the provisions of this Agreement, unless such failure is agreed to in writing by the Company and Hemagen.

      8.1   Representations and Warranties

      The representations and warranties made by Buyer in, and the Principals pursuant to, this Purchase Agreement or in any Document Furnished by Buyer and Principals pursuant to this Purchase Agreement shall be true and complete when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes expressly permitted by this Agreement.

      8.2   Performance

      Buyer shall have performed and complied with all Agreements and conditions required by this Purchase Agreement to be performed or complied with by Buyer prior to the Closing Date.

      8.3   Legal Proceedings

      No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement, other than an action or proceeding instituted or threatened by the Company or Hemagen.

      8.4   Buyer's Certificate

Buyer shall have delivered to Hemagen a certificate, dated as of the Closing Date and executed by the President of Buyer, certifying to the fulfillment of the conditions set forth in Sections 6.1 through 6.3.

      8.5   Certificate of Principals

      The Principals shall have delivered the Certificate referred to in
Section 9.1 of this Agreement containing the covenants with, and the representations and warranties to be relied upon by, Hemagen.

      8.6   Documents at Closing

      All Documents required to be furnished by Buyer to Hemagen prior to or at the Closing shall have been so furnished.


9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

      The obligations of Buyer under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Buyer to carry out the provisions of this Purchase Agreement, unless such failure is agreed to in writing by Buyer.

      9.1   Representations and Warranties

      The representations and warranties made (jointly or severally) by the Company and Hemagen in this Purchase Agreement and the statements contained in the Disclosure Schedule and Exhibits attached hereto or in any Document Furnished by the Company or Hemagen pursuant to this Purchase Agreement shall be true and complete when made, and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes expressly permitted by this Agreement. Buyer agrees that as to certain of the representations and warranties contained herein, Hemagen shall be entitled to rely on the Certificate of the Principals attached hereto as Exhibit E. The Company and Hemagen shall have delivered to Buyer certificates briefly describing all matters required to be reported to Buyer pursuant to Section 3.7.

      9.2   Performance

      The Company and Hemagen shall have performed and complied with all Agreements and conditions required by this Purchase Agreement to be performed or complied with prior to the Closing Date.

      9.3   Absence of Adverse Changes

      There shall have been no changes since May 18, 1999 in the business, operations, prospects, condition (financial or otherwise), Assets or liabilities of the Company (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Company and Hemagen), except changes contemplated by this Purchase Agreement.

      9.4   Legal Proceedings

       No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement other than an action or proceeding instituted or threatened by Buyer.

      9.5   Officer's Certificate

      The Company shall have delivered to Buyer, a certificate, dated as of the Closing Date and executed by the Company's President, in his capacity as such, certifying to the fulfillment of the conditions specified in Sections 9.1 through 9.4.

      9.6   Hemagen's Certificate

      Hemagen shall have delivered to Buyer a certificate, dated as of the Closing Date, and executed by the President of Hemagen, certifying to the fulfillment of the conditions specified in Sections 9.1 through 9.4.

      9.7   Opinion of Counsel

      Buyer shall have received an opinion of the General Counsel to Hemagen and the Company, dated as of the Closing Date, to the effect and in substantially the form of Exhibit D.


      9.8   Title

      Buyer acknowledges that the Company is in possession of an abstract of title for the Real Property, indicating that the Company has good and Marketable title in fee simple to the Real Property, subject only to Permitted Encumbrances.

      9.9   Authorization by the Company's Independent Certified Public
Accountants

      Buyer shall have received a letter from BDO Seidman, LLP, independent certified public accountants to the Company, dated as of the Closing Date, authorizing Buyer to rely upon the Company's Tax Returns prepared by them on behalf of Hemagen and the Company.

      9.10  Documents at Closing

      All Documents required to be Furnished by the Company and Hemagen to Buyer prior to or at the Closing shall have been so Furnished.

      9.11  Resignations of Directors and Officers

      Buyer shall have received the written resignations of all of the members of the Board of Directors and officers of the Company (effective as of the Closing).

      9.12  Consents

      (a) Buyer shall have received all consents, authorizations and approvals of governmental and private parties which are required to be obtained in order to consummate the transactions contemplated hereby, shall be in full force and effect on the Closing Date.

      (b) The Company and Hemagen shall have received all consents, authorizations and approvals, if any, of governmental and private parties which are required to be obtained in order to consummate the transactions contemplated hereby, shall have been duly obtained and shall be in full force and effect on the Closing Date, and Hemagen and the Company shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by Hemagen's and the Company's President, in his capacity as such, certifying to the fulfillment of the conditions specified in this Section 9.12(b).

      9.13  Resolutions and Charter Documents

      Buyer shall have received true and complete copies of (a) resolutions of the Board of Directors of the Company and Hemagen authorizing this transaction, certified by each of the Company's and Hemagen's respective Secretary; (b) copies of the Company's articles of incorporation, as amended, and the Company's bylaws, as amended, certified by the Company's Secretary.

      9.14  Survey

      Buyer acknowledges that it is in possession of a copy of the Survey with respect to the Real Property contemplated by Section 4.11, which is, in form and substance, satisfactory to Buyer.


10.   CLOSING

      10.1  Closing of Sale and Purchase

      Subject to the terms and conditions of this Purchase Agreement, the Closing shall take place at the offices of Hiscock & Barclay, LLP.

      10.2  Deliveries by Hemagen

      At the Closing, Hemagen shall deliver to Buyer the following:

            (a) certificates representing the shares of Common Stock being sold to Buyer pursuant to Section 2.1, duly endorsed in blank or with duly executed stock powers attached;

            (b) a certified copy of the resolutions adopted by the Board of Directors of Hemagen authorizing the transactions contemplated by this Purchase Agreement

            (c)   the certificate required by Section 9.6;

            (d)   the Agreement required by Section 3.6;

            (e) an opinion of General Counsel to Hemagen, dated as of the Closing Date, to the effect and substantially in the form of Exhibit D, as required by Section 9.7; and

            (f)   such other Documents as Buyer may reasonably request.

      10.3  Deliveries by the Company

      At the Closing, the Company shall deliver to Buyer  the following:

            (a) a certified copy of the resolutions adopted by the Board of Directors of the Company authorizing the transactions contemplated by this Purchase Agreement;

            (b)   the certificates required by Sections 9.5, and 9.12(b);

            (c) an opinion of General Counsel to the Company, dated as of the Closing Date, to the effect and substantially in the form of Exhibit D, as required by Section 9.7;

            (d) a letter from BDO Seidman, LLP, independent certified public accountants to the Company, dated as of the Closing Date, Furnished to Buyer, as required by Section 9.9;

            (e) certificates of incumbency and specimen signatures of the signatory officers of the Company;

            (f) franchise tax certificates as of a date not more than five days prior to the Closing Date issued by the Secretary of State of the state of incorporation of the Company, and of each state in which the Company is qualified to do business;

            (g) the articles of incorporation, bylaws, minute books and stock books of the Company and all other books and records reasonably requested by Buyer;

            (h)   the Agreement required by Section 3.6; and

            (i)   such other Documents as Buyer may reasonably request.

      10.4  Deliveries by Buyer

      At the Closing, Buyer shall deliver the following:

            (a)   to Hemagen, the Purchase Price;

            (b) to the Company and Hemagen, a certified copy of the resolutions adopted by the Board of Directors of Buyer, authorizing the transactions contemplated by this Purchase Agreement;

            (c)   the Agreement required by Section 3.6; and

            (d) such other Documents as the Company or Hemagen may reasonably request.

      10.5  Deliveries by Principals

      The Certificate of Principals in substantially the form annexed as Exhibit E to this Purchase Agreement.


11.   SURVIVAL OF REPRESENTATIONS; REMEDIES

      11.1  Survival of Representations

      All representations, warranties, covenants (except as hereinafter provided) and other Agreements made by any party to this Purchase Agreement herein or pursuant hereto shall also be deemed made on and as of the Closing Date as though such representations, warranties, covenants, and other Agreements were made on and as of such date, and all such representations, warranties, covenants, and other Agreements shall survive the Closing and any investigation, audit or inspection at any time made by or on behalf of any party hereto for a period of twelve months commencing the Closing Date, unless otherwise set forth below.

      11.2  Agreement of Hemagen regarding Taxes

      (a) If within two years of the Closing Date, the Company, Buyer, or Hemagen (or any of them) receives notice of a Tax Contest which has given or may give rise to a Claim or Claims for Taxes, the party receiving notice shall notify the other parties in writing within 30 days of receipt of such notice. In such event, and Hemagen shall have the option of either (i) choosing to pay to Buyer in immediately available funds and within 30 days of the notice, the amount of the Claim as liquidated damages under this
Section 11; or (ii) undertaking, at Hemagen's sole cost and expense and with acceptance of full liability for such Claim, the defense against such Claim or Claims.

      Notwithstanding the preceding, in no event shall Hemagen's payment or payments to Buyer as liquidated damages under subsection 11.2(a)(i) for such two year period exceed $75,000 in the aggregate; and failure or delay by Buyer or the Company to provide the notification required by this
Section 11.2 (if received by either of them) shall relieve Hemagen of any further obligation with regard to the particular Tax Contest or Claim, which was the subject of such required notice; provided, however, that failure by Hemagen to provide any notice herein required shall not thereby relieve Hemagen of its obligations under this Section 11.2.

      (b) Whatever option may be chosen by Hemagen under this Section 11.2, each party to this Purchase Agreement agrees to cooperate with the others in the event of any Tax Contest, including, without limitation, to make available to the inquiring party relevant books and records, to permit consultation among relevant employees of the Company and Hemagen, and to execute powers of attorney authorizing professionals of the defending party's to represent the Company and/or Hemagen.

      (c) Except as expressly set forth in this Purchase Agreement, and except with respect to bad faith or fraud on behalf of the Company or the Principals, Hemagen hereby irrevocably waives any and all right to recourse against the Company with respect to any representation, warranty, liquidated damages or other Agreement or action made or taken by or pursuant to this Purchase Agreement, but shall nevertheless, as a defense, be entitled to rely on the Certificate of Principals as to representations and warranties set forth therein. Except with respect to bad faith or fraud, Hemagen shall not be entitled to contribution from, subrogation to or recovery against the Company with respect to any liability of Hemagen that may arise under or pursuant to this Purchase Agreement or the transactions contemplated hereby.

      11.3  Specific Performance

      In addition to any other remedies which Buyer may have at law or in equity, the Company and Hemagen hereby acknowledge that the Common Stock and the Company is unique, and that the harm to Buyer resulting from breaches by the Company or Hemagen of its respective obligations cannot be adequately compensated by damages. Accordingly, the Company and Hemagen agree that Buyer shall have the right to have all obligations, undertakings, Agreements, covenants and other provisions of this Purchase Agreement specifically performed by the Company or Hemagen, as the case may be, and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

      11.4  Remedies Cumulative

      The remedies provided herein shall be cumulative and shall not preclude the assertion by the Company, Hemagen or Buyer of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

      11.5  Limitations on Liability

      (a) The maximum liability of Hemagen under any provision of this Purchase Agreement will not exceed the Purchase Price actually paid to Hemagen pursuant to this Purchase Agreement.

      (b) Except with respect to bad faith or fraud, Hemagen shall not have any liability with respect to any representations or warranties set forth in Section 4.21.


12.   TERMINATION

      12.1  Termination

      This Purchase Agreement may be terminated at any time before the Closing Date under any one or more of the following circumstances:

            (a)   by the mutual consent of the parties hereto;

            (b) by Buyer, by written notice of termination delivered to Hemagen, if any of the conditions set forth in Section 9 have not been fulfilled by Hemagen, and such failure to fulfill conditions is not the result solely of the necessity of obtaining government approvals or satisfying governmental requirements;

            (c) by Hemagen, by written notice of termination delivered to Buyer, if any of the conditions set forth in Section 9 have not been fulfilled by Buyer, and such failure to fulfill conditions is not the result solely of the necessity of obtaining government approvals or satisfying governmental requirements;

            (d) by Buyer or Hemagen, by written notice of termination to the other, if the Closing has not occurred by July 23, 1999, unless the Buyer and Hemagen mutually agree to an extension of such Closing Date.

      12.2  Effect of Termination

      In the event this Purchase Agreement is terminated as provided in this Section 12, this Purchase Agreement shall forthwith become wholly void and of no effect, and the parties shall be released from all future obligations hereunder; provided, however, that the obligations of Buyer, the Company and Hemagen as to confidentiality provided in Section 3.2, and the provisions of Sections 3.1(b) and 13.3 relating to the payment of expenses, shall not be extinguished but shall survive such termination.
The parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity (including, without limitation, specific performance and nothing in this section shall terminate the ability of any party to maintain an action (in law or equity) against any other party for a breach of any covenant, representation and warranty or any other provision of this Purchase Agreement.


13.   MISCELLANEOUS

      13.1  Additional Actions and Documents

      Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Purchase Agreement.

      13.2  No Brokers

      Each of the parties hereto represents and warrants to the other parties (and to each of them) that such party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Purchase Agreement and has not incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Purchase Agreement. Each party agrees to indemnify, defend and hold harmless each of the other parties from and against any and all claims asserted against such parties for any such fees or commissions by any persons purporting to act or to have acted for or on behalf of the indemnifying party.

      13.3  Expenses

      Subject to the provisions of Section 11 and 3.1(b), each party shall pay its own expenses incident to this Purchase Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

      13.4  Assignment

      Buyer shall have the right to assign its rights and obligations under this Purchase Agreement, in whole or in part, to an Affiliate or to designate any of its Affiliates to the extent permitted by Law) to receive directly the shares of Common Stock to be purchased hereunder or to exercise any of the rights of Buyer, or to perform any of its obligations. Buyer and Hemagen shall not assign its rights and obligations under this Purchase Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by Buyer or Hemagen of its respective rights or obligations under this Purchase Agreement, whether before or after the Closing, release Buyer or Hemagen from its respective liabilities and obligations hereunder.

      13.5  Entire Agreement; Amendment

      This Purchase Agreement, including the Disclosure Schedule, the Exhibits and other Documents referred to herein or Furnished pursuant hereto, constitutes the entire Agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written Agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Purchase Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

      13.6  Waiver

      No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Purchase Agreement or under any other Documents Furnished in connection with or pursuant to this Purchase Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

      13.7  Consent to Jurisdiction

      (a) This Purchase Agreement and the duties and obligations of Buyer, the Company and Hemagen hereunder and under each of the Documents referred to herein shall be enforceable against any of Buyer, the Company or Hemagen in the Federal District Court for the Western District of New York or the Supreme Court for State of New York in Erie County. For such purpose, Buyer, the Company and Hemagen hereby irrevocably submit to the exclusive jurisdiction of such courts, and agree that all claims in respect of this Purchase Agreement and such other Documents shall be heard and determined in such courts.

      (b) Buyer, the Company and Hemagen hereby irrevocably agree that a final judgment of any of the courts specified above in any action or proceeding relating to this Purchase Agreement or to any of the other Documents referred to herein or therein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      13.8  Severability

      If any part of any provision of this Purchase Agreement or any other Agreement or Document given pursuant to or in connection with this Purchase Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Purchase Agreement.

      13.9  Governing Law

      This Purchase Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (excluding the choice of law rules thereof).

      13.10 Notices

      All notices, demands, requests or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Purchase Agreement shall be in writing and shall be hand-delivered, sent by overnight courier or mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

      (a)   If to BUYER (until Closing):
            ZEPTOMETRIX CORPORATION
            231 Cimarand Court
            Getzville, New York 14068
            Attention:  President
            Telephone:  (716) 688 4931

            with a copy (which shall not constitute notice) to:
            Hiscock & Barclay, LLP
            50 Fountain Plaza, Suite 301
            Buffalo, New York 14202
            Attention:  Sandra S. O'Loughlin, Esq.
            Telephone:  (716) 856-0911
            Fax:      (716) 856-2567

      (b)   If to the Company:
            CELLULAR PRODUCTS INC.
            872 Main Street
            Buffalo, New York 14202
            Attention:  President
            Telephone:  (716) 882 0920
            Fax:    (716) 882 0959

      (c)   If to HEMAGEN DIAGNOSTICS, INC.
            40 Bear Hill Road
            Waltham, Massachusetts
            Attention:    President
            Telephone:  (781) 890 3766
            Fax:    (781) 890 3748

            with a copy (which shall not constitute notice) to:

            William Franzblau, Vice President & General Counsel
            40 Bear Hill Road
            Waltham, Massachusetts
            Attention:    President
            Telephone:  (781) 890 3766
            Fax:    (781) 890 3748

      (d)   If to PRINCIPALS:

            JAMES C.D. HENGST
            231 Cimarand Court
            Getzville, New York  14068

            MICHAEL S. DURSKI
            11 Blackfriar Court
            Getzville, New York  14068

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

      13.11 Headings

      Section headings contained in this Purchase Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Purchase Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

      13.12 Execution in Counterparts

      To facilitate execution, this Purchase Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Purchase Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

      13.13 Limitation on Benefits

      The covenants, undertakings and agreements set forth in this Purchase Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, except that the agreements set forth in Section 11 also shall be for the benefit of, and enforceable by, Buyer Indemnified Persons, the Company Indemnified Persons and their respective successors, heirs, executors, administrators, legal representatives or permitted assigns.

      13.14 Binding Effect

      Subject to any provisions hereof restricting assignment, this Purchase Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.


      IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Agreement, as of the day and year first above written.


                                       ZEPTOMETRIX CORPORATION


                                       By: _____________________________
                                           James C.D. Hengst, President



                                       HEMAGEN DIAGNOSTICS, INC.


                                       By: _____________________________
                                           Carl Franzblau, President



                                       CELLULAR PRODUCTS INC.


                                       By: _____________________________
                                           Carl Franzblau, President


                                           _____________________________
                                           JAMES C.D. HENGST


                                           _____________________________
                                           MICHAEL S. DURSKI



STATE OF NEW YORK  )
COUNTY OF  ERIE    ) SS.:
CITY OF BUFFALO    )

      On the      day of July, 1999, before me personally came James C.D.
Hengst, to me known, who being by me duly sworn did depose and say:  that he
resides in Getzville, NY; that he is  President of   ZEPTOMETRIX CORPORATION,
the corporation described in and which executed the foregoing instrument; and that he executed the foregoing instrument by order of the Board of Directors said corporation.

                                       __________________________________
                                           Notary Public



COMMONWEALTH OF MASSACHUSETTS )
COUNTY OF                     ) SS.:
CITY OF WALTHAM               )

      On the      day of July, 1999, before me personally came Carl
Franzblau, to me known, who being by me duly sworn did depose and say: that he resides in _________, Massachusetts; that he is President of HEMAGEN DIAGNOSTICS, INC., the corporation described in and which executed the foregoing instrument; and that he executed the foregoing instrument by order of the Board of Directors of said corporation.


                                       __________________________________
                                           Notary Public



COMMONWEALTH OF MASSACHUSETTS  )
COUNTY OF                      ) SS.:
CITY OF WALTHAM                )

      On the      day of July, 1999, before me personally came Carl
Franzblau, to me known, who being by me duly sworn did depose and say: that he resides in _________, Massachusetts; that he is President of CELLULAR PRODUCTS INC., the corporation described in and which executed the foregoing instrument; and that he executed the foregoing instrument by order of the Board of Directors of said corporation.


                                       __________________________________
                                           Notary Public


STATE OF NEW YORK   )
COUNTY OF   ERIE    ) SS.:
CITY OF BUFFALO     )

      On this      day of July, 1999, before me personally came JAMES C.D.
HENGST to me known and known to me to be the individual(s) described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.



                                       __________________________________
                                           Notary Public



STATE OF NEW YORK   )
COUNTY OF   ERIE    ) SS.:
CITY OF BUFFALO     )

      On this day of July, 1999, before me personally came MICHAEL S. DURSKI to me known and known to me to be the individual(s) described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.


                                       __________________________________
                                           Notary Public


Exhibit     Reference                            Section
-------     ---------                            -------

A           Description of  Real Property        4.11
B           Definitions                          1
C           Agreement                            3.6
D           Opinion of Counsel                   9.07
E           Certificate of Principals            10.5
F           Personal Property to Be Returned     3.3(b)
G           Disclosure Schedule                  4

      All Exhibits other than Exhibit B are specifically excluded from this filing. The Registrant will provide copies of all the Exhibits supplementally to the Commission upon request.

                                  EXHIBIT A

                        DESCRIPTION OF REAL PROPERTY


                                  EXHIBIT B
                         TO STOCK PURCHASE AGREEMENT
                          DATED AS OF JUNE 15, 1999


DEFINITIONS

      "Affiliate" means: (a) with respect to a person, any member of such person's family; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.

      "Agreement" means any concurrence of understanding and intention between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing, or meeting the requirements of contract), including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, covenants, commitments, arrangements and understandings.

      "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

      "Buyer" means ZEPTOMETRIX CORPORATION, a Delaware corporation with a principal place of business until Closing at 231 Cimarand Court, Getzville, New York 14068.

      "Buyer Indemnified Persons" means Buyer and its officers and directors.

      "Claims" means all demands, claims, actions or causes of action, assessments, losses, damages (including, without limitations, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements.

      "Closing" means the closing of the sale of the Common Stock by Hemagen and the payment by the Buyer to Hemagen of the Purchase Price.

      "Closing Date" means the date of Closing, which shall not be a date later than July 23, 1999, unless extended by mutual agreement of Hemagen and the Buyer.

      "Code" means the Internal Revenue Code of 1986, as amended, and all laws promulgated pursuant thereto or in connection therewith.

      "Common Control Entity" means any trade or business under common control (as such term is defined in Section 414(b) or 414(c) of the Code) with the Company.

      "Common Stock" means the 100 shares of issued and outstanding common stock, no par value per share, of the Company.

      "Company" means CELLULAR PRODUCTS INC., a Delaware corporation with a principal place of business at 872 Main Street, Buffalo New York 14202.

      "Company Tax Returns" means all federal, state, foreign and other applicable tax returns, declarations of estimated tax reports required to be filed by the Company or Hemagen (without regard to extensions of time permitted by law or otherwise).

      "Control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by Agreement or otherwise).

      "Disclosure Schedule" means the disclosure schedule identified as the Disclosure Schedule to the Purchase Agreement.

      "Documents" means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

      "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

      "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release or disposal of Hazardous Materials, noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

      "Exhibit" means an exhibit attached to the Purchase Agreement.

      "Furnished" means supplied, delivered or provided in any way.

      "Hazardous Materials" means any wastes, substances, radiation or materials (whether solids, liquids or gases) (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic or mutagenic; (b) which are or become defined as "pollutants", "contaminants", "hazardous materials", "hazardous wastes", "hazardous substances", "toxic substances", "radioactive materials", solid wastes or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (c) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (d) without limitation, which contain: polychlorinated biphenyls (PCBs), asbestos, lead-based paints, urea-formaldehyde foam, insulation and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof), or (e) which pose a hazard to human healthy, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

      "Hemagen" means HEMAGEN DIAGNOSTICS, INC., a Delaware corporation with a principal place of business at 40 Bear Hill Road, Waltham, Massachusetts 02154-1002.

      "Hemagen Indemnified Persons" means Hemagen and its officers and directors.

      "Intellectual Property" means all franchises, patents, patent qualifications, trademarks, service marks, tradenames, trade styles, brands, private labels, copyrights, know-how, computer software, industrial designs and drawings and general intangibles of a like nature, trade secrets, licenses, and rights and filings with respect to the foregoing, and all reissues, extensions and renewals thereof.

      "Inventory" means all new materials, work in process and finished goods and inventoriable supplies.

      "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, common law rulings, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

      "Lien" means any interest in personal or real property securing an obligation owed by the Company, or any Affiliate to any Third Person, whether such interest is based on the common law, statute or contract. The term "Lien" includes reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions and encumbrances affecting the Real Property.

      "Marketable" means unencumbered and freely transferable, assignable and readily salable subject only to federal and state securities laws.

      "Ordinary Course of Business" means ordinary course of business consistent with past practices and prudent business operations.

      "Pension Plan" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

      "Permitted Encumbrances" means (a) any Lien(s) identified as exceptions in the title insurance policy prepared in connection with the Closing and reasonably acceptable to Buyer and its counsel; (b) any utility, access and other easements and rights of way, restrictions and exceptions that do not materially impair the utility or the value of the Real Property for the purposes for which it is intended; and (c) any Lien(s) agreed to by Buyer.

      "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by the Company or any Subsidiary; (b) to which the Company or any Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company or any Subsidiary and because of those services is or has been (i) a participant therein or
(ii) entitled to benefits thereunder.

      "Principals" means James C.D. Hengst and Michael S. Durski.

      "Proposal" means any proposal, offer or indication of interest from any person, entity or group relating to any acquisition or purchase of all or (other than in the Ordinary Course of Business) any portion of the assets of, or any equity in, the Company or any business combination with the Company, other than the transactions contemplated by the Purchase Agreement.

      "Purchase Agreement" means this Stock Purchase Agreement, including the Disclosure Schedule and all Exhibits hereto.

      "Purchase Price" means the purchase price for the shares of Common Stock to be sold and purchased pursuant to the Purchase Agreement.

      "Qualified Plan" means a Pension Plan that satisfies, or is intended by the Company to satisfy, the requirements for tax qualification described in Section 401 of the Code.

      "Real Property" means the real property, including the land and all improvements thereon, owned, operated or used by the Company as of the date hereof, all as more particularly set forth on Exhibit A to the Purchase Agreement and commonly known as 872 Main Street, Buffalo, New York 14202.

      "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source (including, without limitation, the Real Property and property adjacent to the Real Property) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems at, on, above, or under the Real Property.

      "Section" means a Section (or a subsection) of the Purchase
Agreement.

      "Securities Act" means the Securities Act of 1933, as amended, and all laws promulgated pursuant thereto or in connection therewith.

      "Statutory-Waiver Plan" means a Pension Plan that is not subject to title I, subtitle B, part 3, of ERISA (concerning "funding").

      "Subsidiary" means a corporation or other entity of which at least 80% of the outstanding securities or other interests having rights to vote or otherwise exercise Control are held, directly or indirectly, by the Company. The Company has no Subsidiaries.

      "Survey" means a current, as-built survey of each parcel of the Real Property.

      "Taxes" means all federal, state and foreign taxes and deficiencies of , or attributable to the Company through Hemagen, including income, profit, and franchise taxes, and any interest, penalties or additions to such taxes imposed thereon or in connection therewith, but does not include local property taxes and assessments, sales and use or other taxes which have been paid directly by the Company.

      "Tax Contest" means, with regard to Taxes, any pending or threatened tax examination, audit, or judicial proceeding brought by any governmental entity in connection with any Taxes paid by on behalf of Hemagen (or the Company while under the Control of Hemagen) or in connection with any Company Tax Returns for Taxes prepared by or on behalf of Hemagen and/or the Company.

      "Title I Plan" means a Plan that is subject to Title I of ERISA.

      "Third Party" shall mean any person or entity excluding each of the following: (a) the Company, any Affiliate or Associate of the Company; and
(b) Hemagen and any of its respective successors, officers, directors, Affiliates or Associates and partners (limited and general).

      "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.